                                                                   EXHIBIT 10.14

                                LEASE AGREEMENT

LESSOR: MOACYR THEODORO DE CARVALHO, Brazilian citizen, married, owner, bearer of the identificadon Card (RG) no. 1.524.337 and registered with the Brazilian Treasury Department as an Individual Taxpayer (CPF/MF) under no. 210.282.818-20, resident and domiciled at Rua Dr. Vieira Bueno, no. 374, Cambui, in Campinas, Sao Paulo.

LESSEE: TELECT DO BRASIL LTDA., company registered with the National Directory of Legal Entities of the Brazilian Treasury Department (CNPJ/MF) under no. 03.425.450/0001-14, with head office at Avenida Paulista, no. 1294, 8th floor, Sao Paulo/SP, by its delegated manager, MARTA DE ARAUJO RODRIGUES, Brazilian citizen, attorney, divorced, bearer of the Identification Card (RG) no. 22.661.111-5 SSP/SP and registered with the Brazilian Treasury Department as an Individual Taxpayer (CIC/MF) under no. 146.933.088-11, domiciled at Avenida Paulista, no. 1294, 8th floor, Sao Paulo/SP.

The signers hereto, identified above, hereinafter simply referred to as LESSOR AND LESSEE have mutually agreed, in the best form of the law, on the following, which they reciprocally accept and grant, to wit:

1. The LESSOR is the owner of the real estate property located at Rua Domingos Cazotd, no. 350, Jardim Santa Genebra, in Campinas/SP, acquired pursuant to registration no. R4/70.383, of enrollment no. 70.383 of the 2nd Real Estate Notary Office of the Judicial District of Campinas, and leases it to the LESSEE through the conditions to be stipulated as follows.

2. The lease term is for thirty-six (36) months, starting on 02/01/2000, and shall terminate on 12/31/2002.

3.      The monthly rent is for R$ 12,000.00 (twelve thousand Brazilian reais).

        PARAGRAPH ONE -- The rent shall be adjusted annually, calculated by the variation of the General Market Price Index (IPC-M), or another rate that comes to substitute it.

        PARAGRAPH TWO -- LESSOR and LESSEE henceforth agree that the rent adjustment frequency shall be reduced to the minimum period of time permitted by Law, should there be an alteration to the limitation which is referred to in the legislation in force, which is never less than one month.

        PARAGRAPH THREE -- The rent shall be paid up to the 1st of month subsequent to the month owed, through a deposit into the checking account of the lessor, under no. 035.234-40, with Banco Cidade (244) Branch 14, the deposit receipts service as payment receipts.

        PARAGRAPH FOUR -- The payments made by check, that shall be issued exclusively by the LESSEE, shall be accepted in pro-solvendo character, and shall only produce the effects of clearance when they are actually paid by the banking institution.

        PARAGRAPH FIVE -- Any bonus, discount, abatement, or reduction conceded to the LESSEE in the value of the rent or fine, as well as the receiving of the rents on a day that is different from the one above set forth, be them initially or after the periodic adjustments, even repeated time, the frequency not being important, shall be a mere liberality on the part of LESSOR, not characterizing a modification of this agreement or novation, and not creating any right for the LESSEE, it being the right of the LESSOR, at any time and independent of notice, to demand the full value on the day that was agreed upon.

        PARAGRAPH SIX -- The LESSOR concedes to the LESSEE, irreversible and irrevocably, during the first twelve (12) months that this lease is in force, a discount equal to R$ 2,000.00 (two thousand Brazilian reais) per month on the value of the rent owed pursuant the provision in the caption of this clause, due to the investments to be made by the LESSEE on the real estate property.

4. Whenever the rent is paid late, in any hypothesis, a fine shall be levied of ten percent (10%) interest of one percent (1%) per month, daily monetary restatement calculated based on the variation of the same rate stipulated for the restatement of the rent value, for the month prior to the debt.

        SOLE PARAGRAPH -- The failure to pay the rent or other charges punctually on the due dates, shall place the LESSEE itself in ARREARS, regardless of any notice, summons, or judicial or extra-judicial warning, raising the right for judgment of CLEARANCE ACTION DUE TO FAILURE TO PAY.

5. All that is owed due to this agreement and not bear the executive process, shall be charged by the competent judicial action, being that the debtor it will be the responsible in both cases, for attorneys fees that the creditor amasses for the reservation of its rights, that shall be calculated on a 20% basis on the value of the debt or judgment, as well as the court and extra-judicial cost that are verified.

        SOLE PARAGRAPH -- In the event of a judicial procedure of CLEARANCE, EXECUTION, or COLLECTION of any debts, a monetary restatement on each installment charge shall always be levied, from the respective due date, in addition to interest rates of 1% per month, including those cases in which a PURGING OF ARREARS is permitted.

ADDITIONAL LEASE CHARGES

6. All of the normal lease expenses and charges, water, electricity, gas consumption, including the Building and Urban Land Tax -- IPTU, shall be paid by the LESSEE.

        PARAGRAPH ONE -- The installment for the Building and Urban Land Tax -- IPTU for each month shall be paid by the LESSEE, along with the rent payment for the previous month, on the day that it is due (paragraph three of clause three), regardless of the day of the month determined by the City Government for the payment of the Tax, the LESSOR should notify as to the value at least ten (10) days in advance.

        PARAGRAPH TWO -- The other charges and expenses that are referred to in the caption of this clause, that are not for the IPTU, shall be paid directly by the LESSEE, on the respective due dates, the proofs of payment should be presented to the LESSOR whenever requested, the refusal to do so shall be characterized as a contractual infraction, raising the right of termination and the collection of a fine.

CONSERVATION OF THE REAL ESTATE PROPERTY AND IMPROVEMENTS

7. The property is being delivered in the terms of the PRIOR INSPECTION, that is a part of this instrument, duly signed by the parties. The LESSEE undertakes, at the end of the agreement and with the delivery of the keys, to provide the painting in the two coats and in the color that are already there, as well as to substitute the damaged installations, the expenses for such reforms being its entire responsibility, without any right to indemnification, restitution, or retention.

8. Any damage caused to the property or its installations, as well as the expenses that the LESSOR is obliged to in order to restore possible modifications made to the property by the LESSEE shall not be covered in the fine stipulated herein, but shall be paid separately.

9. The LESSEE is not authorized to make any improvement to the property, except for those with regards to security and conservation of the property (necessaries, Brazilian Civil Code, Article 63, paragraph 3), keeping it in good conditions of hygiene and cleanliness, with the sanitary equipment, paint, windows, marble, closures, faucets, sinks, bathrooms, drains, and other installations and accessories in the state described in the PRIOR INSPECTION that is a full part hereto for all effects, in order to thus restore them at the time that this agreement ends or is terminated.

        SOLE PARAGRAPH -- The LESSEE shall not have the right to any indemnification for the improvements that it may make, even when authorized to do so, not even the retention of the property, these rights are expressly waived by the LESSEE, pursuant to what is provided for in Article 35 of Law no. 8.245/91.

10. The LESSEE henceforth grants the LESSOR the right to examine or inspect the leased property, whenever the latter finds it convenient, on dates and times scheduled in advance between the parties.

11. The LESSEE undertakes to buy insurance against fire for the leased property, using an insurance company of good standing, in the value of one hundred (100) times the nominal value of the rent, the expenses arising there from being its own expense, the policy being issued in the name of the LESSOR. The insurance should be renewed by the LESSEE whenever the period contracted with the insurance company expires, for the true value of the property at the time, regardless o the value of the rent that is being paid at the time, in such a manner as to insure that the property is always covered, even though the lease may be in force for an undetermined period of time.

        SOLE PARAGRAPH -- The non-fulfillment of the obligation in the caption of this clause shall give rise to the termination of this agreement, the LESSEE being further subject to the penalties stipulated herein, in addition to the liability for losses and damages, in those cases.

GUARANTEE

12. The LESSEE undertakes for a period of thirty (30) days to provide a guarantee that is sufficient for insuring the payment of the contractual obligations assumed herein, which may be in the form of an insurance guarantee, a banking letter guarantee, or a deposit guarantee.

PENALTIES

13. The party that infringes on this agreement, on any one of its clauses, shall pay the other a fine equivalent to three (03) rents in force at the time of the infraction, the innocent party has the right to simultaneously consider the lease as terminated, regardless of any formality.

        SOLE PARAGRAPH -- The LESSEE hence has the right to vacate the premises, without it being considered an infraction, after twelve (12) months of the initial term of this agreement have lapsed.

RESTITUTION OF THE PROPERTY

14. Upon proceeding with the vacating of the property, the LESSEE undertakes to exhibit, duly paid, the proof for the expenses for the last six (06) months for the fees and tariffs for water, sewage, and light due until the date of the actual vacating. In the event that it has not received the respective notices at the time of the vacating, the LESSEE shall leave at the disposal of the LESSOR an amount equal to three (3) of the last payments made, for each month of consumption that has not been paid. If there is a difference in the favor of the LESSEE, die money shall be returned to it with the presentation of the competent clearances. If the difference is in favor of the LESSOR, it shall be reimbursed in twenty-four (24) hours, with the presentation of the respective clearances.

15. The LESSOR is hereby granted the right to refuse to accept the keys for the property if it is not presented in the conditions stipulated herein or in the inspection that is a part hereto, and during this period the rent shall continue to be paid normally by the LESSEE.

        SOLE PARAGRAPH -- In the event that the LESSOR needs to make repairs or substitutions of any installation in the property, the liability of the LESSEE for said expenses and for the rents and charges shall be substituted by the time necessary to carry out the same.

GENERAL CONDITIONS

16. The LESSEE undertakes to satisfy all of the demands of the public powers that are necessary, nor to make modifications or transformations on the building, without the written authorization from the LESSOR.

17. Citation from the public health services shall not be a motive for the LESSEE to abandon the property or terminate the agreement, save a prior judicial inspection that proves that the construction is threatening destruction.

18. In the event of the expropriation of the real estate, the LESSOR is no longer bound to the clauses of this agreement, the LESSEE retains the right only to have the expropriating power to the indemnification to which it has a right.

19. The leased property is destined exclusively for INDUSTRIAL USE, its usage may not be changed without the express consent of the LESSOR.

20. The connection of the electricity in the property should be requested directly to "CPFL" by the LESSEE, being that the rent that is normally due in the period that proceeds the connection, regardless of any possible delay in that company to turn it on. In the event that the electricity is already connected at the time of the lease, the LESSEE undertakes to request the transfer of the connection to its name from "CPFL", which should be done \within the maximum term of thirty (30) days, under the penalty of incurring the penalties stipulated herein.

        SOLE PARAGRAPH -- Should the construction of a primary power cabin be necessary, and the corresponding connection, all of the costs shall be fully the responsibility of the LESSEE.

21. For all the questions arising herefrom, the jurisdiction of the location of the property shall be competent, no matter what the domicile is for the contracting parties.

        SOLE PARAGRAPH -- The citation, summons, or notification in any actions referring to the lease hereby contracted, shall be made via correspondence with notice of receipt, telex, or fax.


In witness whereof, the parties sign this agreement in two (02) counterparts in equal tenor, in the presence of the undersigned witnesses.

                          Campinas, January 27th, 2000.



                       -----------------------------------
                           MOACYR THEODORO DE CARVALHO

                       -----------------------------------
                             TELECT DO BRASIL LTDA.
                            Marta de Aradjo Rodrigues
                                Delegated Manager


Witnesses:


----------------------------------------------------------
Edie Celso Lopes Guimaraes
Individual Taxpayer Registration (CPF) no.: 721.124.848-34
Identification Card (RG) no.: 7.418.358 SSP/SP



----------------------------------------------------------
Adaira Aparecida Rodrigues
Individual Taxpayer Registration (CPF) no.: 246.060.628-19
Identification Card (RG) no.: 26.644.193-2 SSP/SP